Exhibit 3.162
AMENDED ARTICLES OF INCORPORATION
OF
VOCA CORP.
     I. The name of the Corporation shall be “Voca Corp.”
     II. The principal office of the Corporation in the State of Ohio is to be located at 1350 W. Fifth Avenue, Suite 214 in the City of Columbus, Franklin County.
     III. The purpose for which the Corporation is formed is to engage in any lawful act of activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.
     IV. The number of shares which the Corporation is authorized to have outstanding is 6000, all of which shall be voting common shares without par value.
     V. The amount of stated capital with which the Corporation will begin business is $500.00.
     VI. No holders of any class of shares of the Corporation shall have any pre-emptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation.
     VII. The Corporation may from time to time, pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.
     VIII. Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Articles, may be taken by the vote, consent, waiver or release of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.
     IX. The annual meeting of shareholders shall be held at 11 o’clock a.m. on the second Tuesday in January, if not a legal holiday, and if a legal holiday, on the next day not a legal holiday, or at such other times as may be fixed by the Board of Directors.
     X. The Code of Regulations of the Corporation shall be adopted and may be amended by the affirmative vote or the written consent of the shareholders of record entitled to exercise a majority of the voting power on such proposal.

     XI. Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Articles of Incorporation in the office of the Secretary of State of Ohio.
     XII. These Amended Articles of Incorporation supersede the Articles of Incorporation of the Corporation previously in effect.
     XIII. Indemnification and Limitation of Liability:
     Section 1. In case any person was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, the Corporation shall indemnify such person against expenses, including attorneys’ fees, judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any matter the subject of a criminal action, suit, or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and with respect to any matter the subject of a criminal action, suit or proceeding, that he had reasonable cause to believe that his conduct was unlawful.
     Section 2. In case any person was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, the Corporation shall indemnify such person against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnifications shall be made in respect of any of the following: (i) any claim, issue, or matter as to which such person is adjudged to be liable for misconduct in the performance of his duty to the Corporation unless and only to the extent that the court of common pleas, or the court in which such action or suit was brought, determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; or (ii) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code.
     Section 3. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1 and 2 of this Article XIII, or in defense of any claim, issue, or matter therein, the Corporation shall indemnify him against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.
     Section 4. Any indemnification under Sections 1 and 2 of this Article XIII, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article XIII. Such determination shall be made as follows: (i) by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to or threatened with any such action, suit, or proceeding, (ii) if the quorum described in clause (i) of this Section 4 is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it any attorney, who has been retained by or who has performed services for the Corporation, or any person to be indemnified within the past five (5) years, (iii) by the shareholders, or (iv) by the court of common pleas or the court in which such action, suit, or proceeding was brought. Any determination made by the disinterested directors under clause (i) of this Section 4 or by independent legal counsel under clause (ii) of this Section 4 shall be promptly communicated to the person who threatened or brought the action or suit, by or in the right of the Corporation referred to in Section 2 of this Article XIII. and within ten (10) days after the receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was . rout .t to review the reasonableness of such determination.
     Section 5. (a) Unless the only liability asserted against a director in an action. suit, or proceeding referred to in Sections I and 2 of this Article XIII is pursuant to Section 1701.95 of the Ohio Revised Code, expenses, including attorneys’ fees, incurred by a director in defending the action, suit, or proceeding, shall be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following: (A) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation; and (B) reasonably cooperate with the Corporation concerning the action, suit or proceeding.
     (b) Expenses, including attorneys’ fees, incurred by a director, trustee, officer, employee or agent in defending any action, suit or proceeding referred to in Sections 1 and 2 of this Article XIII may be paid by the Corporation as they are incurred in advance of the final disposition of the action, suit or proceeding as authorized by the directors in the specific case, upon the receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the Corporation.
     Section 6. Expenses, including attorneys’ fees, amounts paid in settlement, and (except in the case of an action by or in the right of the Corporation) judgments, decrees, fines and penalties, incurred in connection with any potential, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by any person by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or profit, partnership, joint venture, trust or other enterprise, may be paid or reimbursed by the Corporation, as authorized by the Board of Directors upon a determination that such payment or reimbursement is in the best interests of the Corporation; provided, however, that, unless all directors are interested, the interested directors shall not participate and a quorum shall be one-third of the disinterested directors.
     Section 7. The indemnification authorized by this Article XIII shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the Articles of Incorporation or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.
     Section 8. The Corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds. letters of credit or sell insurance, on behalf of or for any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign. nonprofit or for profit, partnership, joint venture, trust or other enterprise, against arty liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have indemnified him against such liability under this Article XIII. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.
     Section 9. The authority of the Corporation to indemnify persons pursuant to Sections 1 and 2 of this Article XII does no: limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that r; .ay be provided pursuant to Sections 5, 6,7 and 8 of this Article XIII. Sections 1 and 2 of this Article XIII do not create any obligation to repay or return payments made by the Corporation pursuant to Sections 5, 6, 7 and 8 of this Article XIII.
Section 10. (a) No person shall be found to have violated his duties to the Corporation as a director of the Corporation in any action brought against such director (including actions involving or affecting any of the following: (i) a change or potential change in control of the Corporation; (ii) a termination or potential termination of his service to the Corporation as a director, or (iii) his service in any other position or relationship with the Corporation), unless it is proved by clear and convincing evidence that the director has not acted: (i) in good faith; (ii) in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; or (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances. Notwithstanding the foregoing, nothing contained in this paragraph (a) limits the relief available under Section 1701.60 of the Ohio Revised Code.
     (b) In performing his duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by: (i) one or more directors, officers, or employees of the Corporation whom the director reasonably believes are reliable and competent in the matters prepared or presented; (ii) legal counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence; or (iii) a committee of the directors upon which he does not serve, duly established in accordance with the provisions of the Corporation’s Regulations, as to matters within its deli, noted authority, which committee the director reasonably believes to merit confidence.
     (c) A director in determining what he reasonably believes to he in the best interests of the Corporation shall consider the interests of the Corporation’s shareholders and, in his discretion, may consider (i) the interests of the Corporation’s employees, suppliers, creditors and customers (ii) the economy of the state and nation: (iii) community and societal considerations; and (iv) the long-term as well as short-term interests of the Corporation and its shareholders, including the -possibility that these interests may be best served by the continued independence of the Corporation.
     (d) A director shall be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation. Notwithstanding the foregoing, nothing contained in this paragraph (d) affects the liability of directors under Section 1701.95 of the Ohio Revised Code or limits relief available under Section 1701.60 of the Ohio Revised Code.
     Section 11. As used in Article XIII. references to the Corporation include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is of was a director, officer, employee or agent of such constituent corporation, or is or Was serving at the request of such a constituent corporation as a director, -trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this Article Xl1I with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity. As used in Article XIII, w’rds of the masculine gender shall include the feminine gender.

     XIV. There shall be no cumulative voting rights with respect to shares of the Corporation’s Common Stock, with no par value per share.